Exhibit 99.1
PINNACLE ENTERTAINMENT FIRST QUARTER REVENUES RISE 9.6%
TO $287.7 MILLION; OPERATING INCOME INCREASES 28.6%
- Revenue Growth and Operating Improvements Drive
Significant Growth in Consolidated Adjusted EBITDA, Income From Continuing
Operations and Operating Margins -
LAS VEGAS, NV, April 28, 2011 — Pinnacle Entertainment, Inc. (NYSE: PNK) today reported strong financial results for the first quarter ended March 31, 2011, as summarized in the table below. First quarter revenues increased 9.6%, or $25.2 million, to $287.7 million from $262.6 million in the first quarter of 2010. Consolidated Adjusted EBITDA(1) increased 14.3% to $61.8 million (inclusive of $2.5 million in severance charges) compared to $54.1 million (inclusive of $1.0 million in severance charges) in the 2010 first quarter. Income from continuing operations increased to $4.6 million from $0.9 million in the 2010 first quarter.
Summary of First Quarter Results

	Three Months Ended
	March 31,
($ in thousands, except per share data)	2011	2010
Net revenues	$287,734	$262,559
Consolidated Adjusted EBITDA (1)	$61,847	$54,109
Consolidated Adjusted EBITDA margin (1)	21.5%	20.6%
Income from continuing operations	$4,600	$901
Income from continuing operations margin	1.6%	0.3%
Operating income (2)	$30,766	$23,923
GAAP net income (3)	$2,361	$36,743
Diluted income per share (3)	$0.04	$0.60
Adjusted income per share (4)	$0.10	$0.06

(1)	For a further description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, please see the section entitled “Non-GAAP Financial Measures” and the reconciliations below.

(2)
Operating income in 1Q 2011 includes $2.2 million in pre-opening and development costs and a $0.7 million net expense related to write-downs, reserves and recoveries. Operating income in 1Q 2010 includes $8.9 million in pre-opening and development costs and a $6.0 million net benefit related to write-downs, reserves and recoveries.

(3)
GAAP net income and diluted income per share in 1Q 2011 include a loss of $2.2 million, or $0.03 per share, net of taxes, from discontinued operations as described below. GAAP net income and diluted income per share in 1Q 2010 include a gain of $35.8 million, or $0.59 per share, net of taxes, from discontinued operations.

(4)	For a further description of Adjusted income per share, please see the section entitled “Non-GAAP Financial Measures” and the reconciliations below.
Pinnacle Entertainment’s continued focus on profitable revenue growth and operational excellence drove improved margins and a fifth consecutive quarter of year-over-year Consolidated Adjusted EBITDA growth.
The strong first quarter performance was led by Pinnacle’s St. Louis segment, which consists of Lumière Place and River City. Revenues for this segment increased 30.2%, primarily reflecting a full quarter of operations at River City in 2011, which opened on March 4, 2010. Adjusted EBITDA for the St. Louis segment rose 29.9%, or $4.6 million, to a quarterly record $20.1 million in the 2011 first quarter.

The Company’s two largest Louisiana properties, Boomtown New Orleans and L’Auberge du Lac, also recorded significant improvements. Adjusted EBITDA for Boomtown New Orleans grew 23.2%, or $2.5 million, to $13.1 million on a 6.2% increase in revenues. At L’Auberge du Lac, Adjusted EBITDA increased 6.4% to a quarterly record $25.6 million on revenue growth of 2.8%.
The Company’s other casino entertainment properties posted modest year-over-year Adjusted EBITDA declines in the 2011 first quarter. Belterra Casino Resort’s Adjusted EBITDA of $6.4 million in the 2011 first quarter compared to $6.5 million in the prior-year period on a slight increase in revenue. Boomtown Bossier City’s Adjusted EBITDA declined to $5.8 million from $6.5 million on 5.4% lower revenue.
Operating improvement initiatives helped reduce the Adjusted EBITDA loss for Boomtown Reno to $0.7 million from $1.0 million despite a 14.0% year-over-year revenue decline. River Downs Racetrack in Cincinnati, which was acquired in late January 2011, generated $1.0 million in revenues and an Adjusted EBITDA loss of $0.3 million in the 2011 first quarter.
Continued Execution Driving Continued Growth
“We are pleased to report another quarter of year-over-year Adjusted EBITDA growth and continued improvements in operating margins,” said Anthony Sanfilippo, Pinnacle Entertainment’s President and Chief Executive Officer. “These improvements reflect the ongoing implementation of operating strategies focused on providing best-in-market experiences for our guests and improving our own internal processes. We continue to progress with better methods to improve operations and elevate the guest experience. In Louisiana, for example, our new shared services structure in the state included the creation of new marketing pods, allowing us to react more precisely to customers and competition locally, while still offering many of the benefits of a consolidated structure. Our shared services structure allows us to more effectively leverage management expertise across multiple properties.
“From a customer perspective, we also continue to invest in our properties and re-invent concepts to enhance the overall guest experience. At Lumière Place, we are opening in early May the new Stadium Sports Grill and Bar. This allows us to leverage a strong customer demographic in the heart of one of the country’s premier sports and entertainment districts and is an example of our continued fine-tuning of amenities to address specific market demand. We also continue to keep our casino floors fresh with new games regularly added to our product mix. As both current and new guests visit our properties, we believe that our high service levels, ongoing evaluation and refinement of our entertainment offerings, and many best-in-market assets will further differentiate Pinnacle from its competitors.
“The heart of our guest loyalty program, mychoice, was recently enhanced following an extensive study to determine which elements of the program were valued by our guests. Earlier this month, we re-launched mychoice with a new tier structure, enhanced reward flexibility, and the replacement of some of our undervalued benefits with exciting new rewards. The program is structured to drive play consolidation at our properties, attract customers currently playing at our competition, and generate higher yields and returns from our marketing spend. By consolidating play at Pinnacle properties, our most loyal guests can receive a free annual trip to Las Vegas through our marketing alliance with Wynn Las Vegas and Encore, a multi-night cruise to the Bahamas or the Caribbean through a strategic relationship with Royal Caribbean International, and annual lease payments on a Mercedes-Benz, among other benefits. Customer response to our new mychoice has been strong so far. Just as important, the expense for this innovative program as it matures is anticipated to be net neutral relative to our marketing and promotion spend in recent years.

“We believe that the combination of our new mychoice benefits and our high-quality assets is difficult for our competitors to replicate. This rewards program, coupled with our Pinnacle Team Members’ dedication to providing memorable guest experiences, should drive further growth for our casino entertainment properties,” said Mr. Sanfilippo.
Expanding Return-Focused Development Pipeline and Leadership
“Along with our focus on driving higher performance from our existing properties, we are deploying our resources to grow and further diversify the Company. Our strong balance sheet, significant growing free cash flow and development expertise provide Pinnacle with the resources to execute on return-focused developments that we believe will increase shareholder value,” said Carlos Ruisanchez, Executive Vice President and Chief Financial Officer of Pinnacle Entertainment. “We continue to make progress on our $357 million Baton Rouge casino hotel that is scheduled to open in 2012. The three casino hulls were recently moved from the shipyard to the project site along the Mississippi River and construction of the casino is underway. We are confident that our Baton Rouge facility — which will feature a 206-guestroom hotel, covered parking garage, casino with 1,500 slot machines and 51 table games, a multi-purpose event center, and unique dining and entertainment venues overlooking the river — will quickly emerge as the best-in-market casino entertainment complex for Baton Rouge and the surrounding area when it opens next year.
“During the 2011 first quarter, we completed the acquisition of River Downs Racetrack in southeast Cincinnati,” continued Mr. Ruisanchez. We are prepared to move quickly on the development of a new gaming and entertainment facility at River Downs should video lottery terminals become operational at Ohio’s racetracks. In the interim, we are leveraging our operational discipline to maximize the racetrack’s financial results. We continue to actively evaluate a range of return-focused growth opportunities which can leverage our Company’s operating strengths and development capabilities.”
Mr. Sanfilippo concluded, “We are encouraged by the progress we are making through our focus on operational excellence. The re-launch of our mychoice guest loyalty program provides us a catalyst to further drive profitable revenues. Certainly, any incremental rebound in consumer sentiment and spending will be additive to what we are achieving through our own initiatives and strategies.”
Additional Recent Developments
•
Effective April 1, 2011, Carlos Ruisanchez, the Company’s Executive Vice President of Strategic Planning and Development, was named to the additional role of Chief Financial Officer. Prior to joining Pinnacle in 2008, Mr. Ruisanchez was Senior Managing Director at Bear, Stearns & Co., where he was responsible for corporate clients in the gaming, lodging and leisure industries and financial sponsor banking relationships.

•
Earlier this month, the Company re-launched its mychoice customer loyalty program and hosted launch parties across the property portfolio. The new mychoice program features an enhanced multi-tier structure that provides guests with more meaningful rewards, greater flexibility in how they use those rewards and valuable loyalty benefits to every program member.

•
Construction on the Company’s $357 million casino hotel project in Baton Rouge, Louisiana continues and remains on budget. During construction, the Company has faced unusually high volatility of the Mississippi River’s water levels in Baton Rouge. Earlier this year, unusually low river levels prevented construction progress on the wet side of the flood levee. Currently, due to unusually high water levels for this time of year, construction on the dry side of the flood levee, mainly the hotel, is delayed until river levels recede. As a result, the Company expects its Baton Rouge project to open in the summer of 2012. As of March 31, 2011, approximately $290 million of the $357 million construction budget (excluding land and capitalized interest) remains to be invested in the planned Baton Rouge facility. A complete project fact sheet and project webcam can be found at www.pnkinc.com under the “New Developments” section.

Liquidity
At March 31, 2011, the Company had approximately $143 million in cash and cash equivalents, an estimated $70 million of which is used in day-to-day operations. As of the end of the 2011 first quarter, the Company’s $375 million credit facility was undrawn and approximately $9.3 million of letters of credit were outstanding. The Company expects to begin drawing on its credit facility as construction on its Baton Rouge project further ramps up.
Interest Expense
Gross interest expense before capitalized interest was $27.0 million in the 2011 first quarter versus $24.4 million in the prior-year period. The increase is principally due to the May 2010 issuance of $350 million of 8.75% senior subordinated notes due 2020. Capitalized interest in the 2011 first quarter, related to the Company’s Baton Rouge growth project, was $0.8 million. In the 2010 first quarter, capitalized interest of $3.5 million was related to River City.
Discontinued Operations
Discontinued operations consist of the Company’s Atlantic City, New Jersey operations, which are listed for sale; its former President Riverboat Casino in St. Louis, Missouri; its former Casino Magic Argentina operations; its former Casino Magic Biloxi, Mississippi operations; its former Bahamian operations. For the three months ended March 31, 2011, Pinnacle recorded a loss of $2.2 million, net of income taxes, related to its discontinued operations. For the prior-year period, Pinnacle recorded a gain of $35.8 million, net of income taxes, related to its discontinued operations. Among other items, in the prior-year period, the Company settled all Casino Magic Biloxi claims with its insurance carrier. As a result, Pinnacle received a final payment of $23.4 million and recognized a deferred gain of $18.3 million in the 2010 first quarter for prior insurance advances that exceeded the book value of destroyed assets and certain insured expenses.
Investor Conference Call
Pinnacle will hold a conference call for investors today, Thursday, April 28, 2011, at 8:00 a.m. ET (5:00 a.m. PT) to discuss its 2011 first quarter financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. The code to access the conference call is 60141974. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.
A replay of the conference call will be available shortly after the conclusion of the call through May 12, 2011 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 60141974. The conference call will also be available for replay at www.pnkinc.com.
(1) Non-GAAP Financial Measures
Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, Adjusted net income (loss), and Adjusted income (loss) per share are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, minority interest and discontinued operations. The Company defines Adjusted income (loss) per share as net income (loss) before pre-opening and development expenses, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, minority interest and discontinued operations divided by the number of shares of the Company’s common stock outstanding. The Company defines Consolidated Adjusted EBITDA margin as Consolidated Adjusted EBITDA divided by revenues on a consolidated basis. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historical activity.

The Company uses Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business. Consolidated Adjusted EBITDA is specifically relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.
Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) and Adjusted income (loss) per share do not include the costs of the Company’s development activities, certain asset sale gains, or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.
EBITDA measures, such as Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, and Adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations, a reconciliation of GAAP net income to Adjusted net income (loss), a reconciliation of GAAP income (loss) per share to Adjusted income (loss) per share and a reconciliation of Consolidated Adjusted EBITDA margin to Income (loss) from continuing operations margin.

(2) Definition of Adjusted EBITDA and Adjusted EBITDA Margin for Operating Segments
The Company defines Adjusted EBITDA for each operating segment as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, gain (loss) on sale of discontinued operations, and discontinued operations. The Company defines Adjusted EBITDA margin for each operating segment as Adjusted EBITDA divided by revenues. The Company uses Adjusted EBITDA and Adjusted EBITDA margin to compare operating results among its properties and between accounting periods.
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri, Indiana and Nevada, and a racetrack in Ohio. The Company is also developing a casino in Baton Rouge, Louisiana that is scheduled to open in the summer of 2012.
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance; future growth; ability to implement strategies to improve revenues and operating margins at the Company’s properties; ability to successfully implement marketing and branding programs to increase revenue at the Company’s properties; continued operating improvement at the Company’s St. Louis properties and anticipated milestones; completion and opening schedule of the Baton Rouge project; the facilities, features and amenities of the Baton Rouge project; the possibility for video lottery terminals becoming operational at Ohio racetracks; the ability of the Company to develop a new gaming and entertainment facility at River Downs; and the ability to sell or otherwise dispose of discontinued operations, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downtowns in the economy; (b) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (c) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (d) the Company will have to meet the conditions for receipt or maintenance of gaming licensing approvals for the Baton Rouge project, some of which are beyond its control; (e) many factors, including the escalation of construction costs beyond increments anticipated in its construction budget and unexpected construction delays, could prevent the Company from completing its Baton Rouge project within budget and on time and as required by the conditions of the Louisiana Gaming Control Board; (f) video lottery terminals may not become operational at Ohio’s racetracks; (g) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; and (h) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.
Belterra, Boomtown, Casino Magic, L’Auberge du Lac, Lumière Place, River City, and River Downs are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

CONTACT:
Investor Relations	Media Relations
Lewis Fanger	Kerry Andersen
VP, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@ldlmail.com

Richard Land, Jim Leahy
Jaffoni & Collins Incorporated
212/835-8500 or pnk@jcir.com
- financial tables follow -

Pinnacle Entertainment, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data, unaudited)

	For the three months
	ended March 31,
	2011	2010
Revenues:
Gaming	$253,878	$230,766
Food and beverage	16,428	15,286
Lodging	8,324	8,398
Retail, entertainment and other	9,104	8,109

	287,734	262,559

Expenses and other costs:
Gaming	143,425	129,833
Food and beverage	16,816	15,708
Lodging	5,320	5,198
Retail, entertainment and other	5,426	4,568
General and administrative	56,354	54,590
Depreciation and amortization	26,699	25,890
Pre-opening and development costs	2,236	8,884
Write-downs, reserves and recoveries, net	692	(6,035)

	256,968	238,636

Operating income	30,766	23,923
Other non-operating income	92	27
Interest expense, net of capitalized interest	(26,190)	(20,952)
Loss on early extinguishment of debt	—	(1,418)

Income from continuing operations before income taxes	4,668	1,580
Income tax expense	(68)	(679)

Income from continuing operations	4,600	901
Income (loss) from discontinued operations, net of income taxes	(2,239)	35,842

Net income	$2,361	$36,743

Net income per common share—basic
Income from continuing operations	$0.07	$0.01
Income (loss) from discontinued operations, net of income taxes	(0.03)	0.60

Net income per common share—basic	$0.04	0.61

Net income per common share—diluted
Income from continuing operations	$0.07	$0.01
Income (loss) from discontinued operations, net of income taxes	(0.03)	0.59

Net income per common share—diluted	0.04	0.60

Number of shares—basic	61,824	60,107
Number of shares—diluted	62,384	60,936

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	March 31,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$143,021	$194,925
Other assets, including restricted cash	185,209	155,134
Land, buildings, riverboats and equipment, net	1,499,609	1,473,615
Assets of discontinued operations held for sale	58,859	60,120

Total assets	$1,886,698	$1,883,794

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt	$183,565	$190,729
Long-term debt, including current portion	1,177,024	1,176,717
Liabilities of discontinued operations held for sale	5,010	5,425
Deferred income taxes	3,553	3,553

Total liabilities	1,369,152	1,376,424

Stockholders’ equity	517,546	507,370

Total liabilities and stockholders’ equity	$1,886,698	$1,883,794

Pinnacle Entertainment, Inc.
Supplemental Information
Property Revenues and Adjusted EBITDA,
Reconciliation of Consolidated Adjusted EBITDA to Income (Loss) from Continuing Operations, and Reconciliation of Consolidated Adjusted EBITDA Margin
to Income (Loss) from Continuing Operations Margin
(In thousands, unaudited)

	For the three months
	ended March 31,
	2011	2010
Revenues
L’Auberge du Lac	$88,807	$86,380
St. Louis (a)	93,508	71,803
Boomtown New Orleans	36,941	34,775
Belterra Casino Resort	36,751	36,372
Boomtown Bossier City	23,083	24,402
Boomtown Reno	7,588	8,825
River Downs (b)	1,021	—
Other	35	2

Total Revenues	$287,734	$262,559

Adjusted EBITDA
L’Auberge du Lac	$25,570	$24,028
St. Louis (a)	20,073	15,448
Boomtown New Orleans	13,059	10,602
Belterra Casino Resort	6,420	6,521
Boomtown Bossier City	5,760	6,545
Boomtown Reno	(714)	(997)
River Downs (b)	(293)	—

	69,875	62,147
Corporate expenses	(8,028)	(8,038)

Consolidated Adjusted EBITDA (c)	$61,847	$54,109

Reconciliation to Income from Continuing Operations
Consolidated Adjusted EBITDA	$61,847	$54,109
Pre-opening and development costs	(2,236)	(8,884)
Non-cash share-based compensation	(1,454)	(1,447)
Write-downs, reserves and recoveries, net	(692)	6,035
Depreciation and amortization	(26,699)	(25,890)
Other non-operating income	92	27
Interest expense, net of capitalized interest	(26,190)	(20,952)
Loss on early extinguishment of debt	—	(1,418)
Income tax benefit (expense)	(68)	(679)

Income from continuing operations	$4,600	$901

Consolidated Adjusted EBITDA margin (c)	21.5%	20.6%
Income from continuing operations margin	1.6%	0.3%

(a)	St. Louis includes operating results at Lumière Place and River City Casino. River City Casino opened on March 4, 2010.

(b)	River Downs was acquired on January 28, 2011.

(c)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin.

Pinnacle Entertainment, Inc.
Supplemental Information
Pre-opening and Development Costs
(In thousands, unaudited)

	For the three months
	ended March 31,
	2011	2010
River City	$95	$8,183
Baton Rouge	974	198
River Downs	108	—
Sugarcane Bay	165	444
Other	894	59

Total pre-opening and development costs	$2,236	$8,884

Income (Loss) from Discontinued Operations, Net of Income Taxes
(In thousands, unaudited)

	For the three months
	ended March 31,
	2011	2010
Atlantic City	$(2,375)	$(2,668)
President Riverboat Casino	(310)	(3,940)
Casino Magic Argentina	—	1,563
The Casino at Emerald Bay in The Bahamas	73	22
Casino Magic Biloxi	373	40,912
Income taxes	—	(47)

Income (loss) from discontinued operations, net of income taxes	$(2,239)	$35,842

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliations of GAAP Net Income to Adjusted Net Income
and GAAP Net Income Per Share to Adjusted Income Per Share
(In thousands, except per share amounts, unaudited)

	For the three months
	ended March 31,
	2011	2010

GAAP net income	$2,361	$36,743
Pre-opening and development costs	2,236	8,884
Write-downs, reserves and recoveries, net	692	(6,035)
Loss on early extinguishment of debt	—	1,418
Adjustment for taxes on above	(1,178)	(1,717)
(Income) loss from discontinued operations, net of income taxes	2,239	(35,842)

Adjusted net income (a)	$6,350	$3,451

GAAP net income per share	$0.04	$0.60
Pre-opening and development costs	0.04	0.15
Write-downs, reserves and recoveries, net	0.01	(0.10)
Loss on early extinguishment of debt	—	0.02
Adjustment for taxes on above	(0.02)	(0.02)
(Income) loss from discontinued operations, net of income taxes	0.03	(0.59)

Adjusted income per share (a)	$0.10	$0.06

Number of shares — diluted	62,384	60,936

(a)	See discussion of Non-GAAP Financial Measures above for detailed descriptions of Adjusted net income and Adjusted income per share.
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